PRINCIPAL FUNDS, INC.
SUB-ADVISORY AGREEMENT AMENDMENT
FINISTERRE CAPITAL, LLP

This AMENDMENT to the Sub-Advisory Agreement between Principal Management Corporation (the "Manager") and FINISTERRE CAPITAL, LLP (the "Sub-Adviser"), (the "Sub-Advisory Agreement") with respect to Finisterre Unconstrained Emerging Markets Bond Fund, is effective as of July 11, 2016.

1.	This Amendment hereby replaces Section 11(f) of the Sub-Advisory Agreement in its entirety with the following:

Sub-Advisor's Representations:

The Sub-Advisor acknowledges Manager's representation that the Finisterre Unconstrained Emerging Markets Bond Fund series does not rely on the exclusion from the definition of "commodity pool operator" under Section 4.5 of the General Regulations under the Commodity Exchange Act (the "CEA").

The Sub-Advisor represents that it is a commodity trading advisor duly registered with the Commodity Futures Trading Commission and is a member in good standing of the National Futures Association (the "NFA") or is relying on an exemption from registration as a commodity trading advisor. As applicable, the Sub-Advisor shall maintain such registration and membership in good standing or continue to qualify for an exemption from registration as a commodity trading advisor during the term of this Agreement. Further, the Sub-Advisor agrees to notify the Manager within a commercially reasonable time upon (i) a statutory disqualification of the Sub Advisor under the CEA, (ii) a suspension, revocation or limitation of the Sub-Advisor's commodity trading advisor registration or NFA membership, or (iii) the institution of an action or proceeding that could lead to a statutory disqualification under the CEA.

2.    Manager's Representations:

The Manager hereby certifies that it is a commodity pool operator duly registered with the Commodity Futures Trading Commission and is a member in good standing of the National Futures Association (the NFA) or is relying on an exemption from registration as a commodity pool operator. As applicable, the Manager shall maintain such registration and membership in good standing or continue to qualify for an exemption from registration as a commodity pool operator during the term of this Agreement. Further, the Manager agrees to notify the Sub Advisor within a commercially reasonable time upon (i) a statutory disqualification of the Manager under the CEA, (ii) a suspension, revocation or limitation of the Sub-Advisor's commodity trading advisor registration or NFA membership, or (iii) the institution of an action or proceeding that could lead to a statutory disqualification under the CEA.

The Manager also represents that the Finisterre Unconstrained Emerging Markets Bond Fund is a "qualified eligible person" (as such term is defined in CFTC Reg. § 4.7(a)) and consents to Finisterre treating its account as an exempt account.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

The Agreement otherwise remains in full force and effect. In the event of a conflict between this Amendment and the Sub-Advisory Agreement or any earlier amendment, the terms of this Amendment shall prevail.

PRINCIPAL MANAGEMENT CORPORATION	FINISTERRE CAPITAL, LLP

BY: /s/ Greg Reymann	By: /s/ Ursula Newman

PRINT NAME: Greg Reymann	PRINT NAME: Ursula Newman

TITLE: Asst General Counsel	TITLE: Partner